Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this amendment No. 4 of the Registration Statement on Form S-1 of Aquarius II Acquisition Corp. of our report dated June 9, 2021, except for Notes 1, 3, 4 and 6, as to which the date is August 23, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Aquarius II Acquisition Corp. as of May 12, 2021 and for the period from May 5, 2021 (date of inception) through May 12, 2021 included in the Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Friedman LLP

New York, New York

December 20, 2021